NEWS RELEASE

For: IMMEDIATE RELEASE Contact: CHARLES S. HOWARD, PRESIDENT & CEO

or

Date: May 24, 2004 DAVID A. MEINERT, EVP & CFO

MidWestOne Financial Group, Inc.

Announces Stock Repurchase and Dividend

Oskaloosa, Iowa -- MidWestOne Financial Group, Inc. (Nasdaq: OSKY) today announced that its Board of Directors has authorized the repurchase of up to $2 million of the Company's common stock over the next seven months, until December 31, 2004. The stock will be purchased in the open market in amounts and at times as management determines is prudent. The exact number of shares of stock purchased will be based on various factors, such as the market price of the Company's shares, management's assessment of MidWestOne's capital structure and liquidity, as well as applicable accounting and regulatory factors.

The Board of Directors also declared a dividend of $0.17 per share payable June 15, 2004 to shareholders of record as of June 1, 2004. This will bring the total dividends declared in 2004 to $0.34.

MidWestOne Financial Group, Inc. is a bank holding company headquartered in Oskaloosa, Iowa. The Company's bank subsidiaries are MidWestOne Bank & Trust in Oskaloosa, North English, Hudson, Belle Plaine and Waterloo, Iowa; Central Valley Bank in Ottumwa, Fairfield and Sigourney, Iowa; Pella State Bank in Pella, Iowa; and MidWestOne Bank in Burlington, Fort Madison and Wapello, Iowa. MidWestOne Financial Group's common stock is traded on the Nasdaq National Market System under the symbol "OSKY". The Company's web site can be found at www.midwestonefinancial.com.